Exhibit 99.1
News Release

Contact:	Joseph F. Furlong President and CEO (615) 221-8884	or	Stephen L. Clanton Executive VP & CFO (615) 221-8884 Primary Contact
For Immediate Release
AMERICAN HOMEPATIENT ENTERS RESTRUCTURING AGREEMENT WITH
LENDERS AND LARGEST STOCKHOLDER; PROPOSED TRANSACTIONS
EXPECTED TO RESULT IN A GOING PRIVATE TRANSACTION AT $0.67 PER SHARE
Series of Transactions would include Reincorporation, Going Private Self-Tender, and
Subsequent Long-Term Debt Restructuring
BRENTWOOD, Tenn. (April 28, 2010) – American HomePatient, Inc. (OTCBB: AHOM) (“American HomePatient” or the “Company”), one of the nation’s largest home health care providers, announced today that it has entered into an agreement with its senior debt holders and its largest stockholder, an investment fund managed by Highland Capital Management, to complete transactions that are intended to result in a going-private transaction followed by a restructuring of the Company’s senior debt. The restructuring agreement contemplates that the Company will seek shareholder approval to reincorporate in Nevada, and, if approved, the Nevada entity will commence a tender offer to acquire all outstanding shares of stock not held by Highland managed accounts for $0.67 per share. If these transactions are completed, the stock of American HomePatient stock would cease to be publicly traded.
“We are pleased to have an agreement that provides fair value to our stockholders, extends our relationship with our debt holders, and allows American HomePatient and its employees to continue to focus on providing critical services to our customers.” said Joseph F. Furlong, President and Chief Executive Officer of American HomePatient.
As previously announced, approximately $226 million was due to be repaid in full by the Company on the maturity date of August 1, 2009, and the Company was in default as a result of being unable to repay or refinance the senior debt prior to maturity. Since such date, the Company has been operating under a series of negotiated short-term forbearance agreements in which the lenders voluntarily agreed to take no actions against the Company as a result of the default.
If the reincorporation in Nevada is not approved, the tender offer and subsequent debt restructuring will not occur. If the tender offer is completed, the Company’s senior secured debt will be restructured with a new four year term. If the tender offer is not completed, the Company will remain in default of its obligations to its senior lenders, the consensual long-term restructuring of the Company’s debt will not occur, and American HomePatient may make a Chapter 11 bankruptcy filing. The outcome for existing stockholders in any bankruptcy would be highly uncertain.
American HomePatient currently anticipates conducting its annual meeting of stockholders on June 21, 2010, at which stockholders would vote on the plan to reincorporate to Nevada. Stockholders of record on May 14, 2010 will be eligible to vote on the proposal. A Highland managed account, which owns approximately 48 percent of the outstanding shares, has agreed to vote all of its shares in favor of the reincorporation plan. If its stockholders approve the reincorporation, the Company expects that the tender offer will be commenced shortly thereafter. The offer would be open for 20 business days.
The restructuring plan was approved by a Special Committee of the Board of Directors of American HomePatient. Raymond James & Associates, Inc. is serving as financial advisor to the Special Committee.
The Company also announced today that it has retired $10,157,078 of its secured debt held by a single lender, at a 15% discount.
This communication may be deemed to be solicitation material regarding the reincorporation merger described herein. In connection with the reincorporation merger, American HomePatient, Inc. intends to file relevant materials with the SEC, including a proxy statement on Schedule 14A. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders will be able to obtain the proxy statement and other relevant documents free of charge at the SEC’s web site, www.sec.gov, and will receive information at an appropriate time on how to obtain transaction-related documents for free from American HomePatient Inc. Such documents are not currently available.
American HomePatient, Inc. and its directors may be deemed to be participants in the solicitation of proxies in connection with the reincorporation merger. Information about the directors of

American HomePatient, Inc. is set forth in its proxy statement for its 2009 Annual Meeting of Stockholders, which was filed with the SEC on April 22, 2009.
This communication is not an offer to participate in the tender offer described herein. When and if the tender offer is commenced, a tender offer statement and additional materials will be made available. IN THAT EVENT, STOCKHOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT AND RELATED MATERIALS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholder will be able to obtain these materials free of charge on the SEC’s website, www.sec.gov, and will receive information at an appropriate time on how to obtain transaction-related documents for free from American HomePatient Inc. Such documents are not currently available and their availability is subject to the determination to commence the tender offer.
American HomePatient, Inc. is one of the nation’s largest home health care providers with operations in 33 states. Its product and service offerings include respiratory services, infusion therapy, parenteral and enteral nutrition, and medical equipment for patients in their home.
American HomePatient, Inc.’s common stock is currently traded in the over-the-counter market or, on application by broker-dealers, in the NASD’s Electronic Bulletin Board under the symbol AHOM or AHOM.OB.
Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company’s actual results or performance to materially differ from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks and uncertainties, including, without limitation, risks and uncertainties regarding the restructuring plan and its components, the ability to complete the restructuring plan and the effect of not completing the restructuring plan, the status of the Company’s secured debt, current and future reimbursement rates, and reimbursement reductions and the Company’s ability to mitigate the impact of the reductions. These risks and uncertainties are in addition to risks, uncertainties, and other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company cautions investors that any forward-looking statements made by the Company are not necessarily indicative of future performance. The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services. All statements related to the restructuring are qualified in their entirety by reference to the Restructuring Support Agreement, which will be filed by the Company with the Securities and Exchange Commission as an exhibit to a Form 8-K.